Exhibit 10.1

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) made and entered into as of this 15th day of November, 2006 (the “Effective Date”), by and between BANCFIRST, an Oklahoma banking corporation (the “Company”), and Darryl Schmidt (the “Executive”).

Now, therefore, in consideration of services to be performed in the future as well as of the mutual promises and covenants herein contained, the parties agree as follows:

ARTICLE I

Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

(a) Cause means termination of the Executive’s employment by the Company for one of the following reasons: (i) insubordination; (ii) disloyalty; (iii) breach of this Agreement; (iv) theft, dishonesty or other unlawful conduct; or (v) other similar cause, including failure to perform duties in accordance with the instructions of the Company.

(b) Change of Control means the direct or indirect occurrence of any of the following:

(i) Company sells substantially all of its assets to a single purchaser or to a group of associated purchasers;

(ii) at least two-thirds (2/3) of the outstanding shares of common stock of the Company are sold, exchanged, or otherwise disposed of, in one transaction; or

(iii) there is a merger or consolidation of the Company in a transaction in which the holders of the Company’s common stock receive or represent less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

(c) Death Benefit means the benefit payable to Executive’s Surviving Spouse or other designated beneficiary pursuant to Section 2.3 hereof.

(d) Supplemental Retirement Income means the benefit payable to the Executive pursuant to Article II hereof.

(e) Surviving Spouse shall mean only the then surviving spouse of the Executive as of the date of the Executive’s death.

ARTICLE II

Supplemental Retirement Income

2.1 Supplemental Retirement Income. Subject to the terms of this Agreement, if an Executive remains continually employed with the Company until age 65, the Executive shall be entitled to a Supplemental Retirement Income of $100,000 per year for a period of ten (10) years commencing on the first day of the month coinciding with or next following the date the Executive attains age 65; provided, these Supplemental Retirement Income payments shall commence as of such date whether or not the Executive continues to be employed by the Company beyond age 65. Executive’s Supplemental Retirement Income shall be payable on a monthly basis. If the Executive dies during the ten year period of Supplemental Retirement Income payments, the Executive’s Surviving Spouse or other designated beneficiary shall receive the remaining payments over the remainder of the ten year period.

2.2 Payment of Benefit upon Termination Without Cause. Upon the occurrence of a Change of Control or after Executive reaches age 59, if Executive is terminated without Cause prior to reaching age 65, Executive shall be entitled to receive a single lump sum distribution of the present values (based on a discount rate of 6%) of Executive’s Supplemental Retirement Income. This lump sum distribution will be paid within 90 days of Executive’s termination of employment and shall be in lieu of the Supplemental Retirement Income, or any other payment due Executive under this Agreement.

2.3 Death Benefit. If the Executive dies while still employed with the Company, but before age 65, the Company shall pay a Death Benefit to the Surviving Spouse or if the Executive has previously elected otherwise, to a designated beneficiary, in the form of a lump sum distribution. The amount of the Death Benefit shall be calculated as a fraction of the total lump sum amount of the Executive’s Supplemental Retirement Income. The Fraction shall be calculated with the numerator being the total number of months between the Effective Date of this Agreement and the Executive’s death and the denominator being the total months between the Effective Date of this Agreement and the date the Executive would have reached age 65; provided further, this lump sum payment shall be paid within sixty (60) days of Executive’s date of death. The Death Benefit payable under this Section shall be in lieu of the Supplemental Retirement Income, or any other payment otherwise due Executive under this Agreement.

2.4 Termination of Employment Prior to Age 59 or For Cause. Except as otherwise provided in this Article II, if Executive ceases to be employed by the Company (i) for any reason (other than death) prior to reaching age 59 or (ii) prior to reaching age 65 the Executive is terminated by the Company for Cause, the Executive shall not be entitled to any benefit under this Agreement.

ARTICLE III

General Limitations

3.1 No Trust. No action under this Agreement by the Company shall be construed as creating a trust, escrow or other secured or segregated fund in favor of Executive. The status of the Executive with respect to any liabilities assumed by the Company hereunder shall be solely those of unsecured creditors of the Company. Any asset acquired or held by the Company in connection with liabilities assumed by it hereunder shall not be deemed to be held under any trust, escrow or other secured or segregated fund for the benefit of the Executive or to be security for the performance of the obligations of the Company, but shall be, and remain, a general, unpledged, unrestricted asset of the Company, at all times subject to the claims of general creditors of the Company. It is also intended that for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that this Agreement shall at all times be unfunded.

3.2 No Assignability. Neither the Executive nor any other person shall acquire any right to or interest in any Supplemental Retirement Income, or any other benefit under this Agreement otherwise than by actual payment in accordance with the provisions of this Agreement, or have any power to transfer, assign, anticipate, pledge, mortgage or otherwise encumber, alienate or transfer any rights hereunder in advance of any of the payments to be made pursuant to the Agreement or any portion thereof, which is expressly declared to be nonassignable and nontransferable. No right or benefit hereunder shall in any manner be subject to the debts, contracts, liabilities, or torts of the Executive. If the Executive should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit under this Agreement, then such right or benefit shall, in the discretion of the Company, cease and terminate, and, in such event, the Company may hold or apply the same or any part thereof for the benefit of the Executive, in such manner and in such portion as the Company, in its sole and absolute discretion, may deem proper.

3.3 Agreement Does Not Guarantee Continued Employment of the Executive. The execution of this Agreement by the Company and the Executive in no way whatsoever guarantees the continuation of employment of the Executive with the Company.

3.4 Withholding. Since the payment of Supplemental Retirement Income is compensation, the Company and the Executive shall comply with all federal and state laws and regulations respecting the withholding, deposit and payment of any income, employment or other taxes relating to any payments made under this Agreement.

3.5 Limitation on Payment of Benefits. Payments under this Agreement shall accrue and be payable only at such times and upon the occurrence of such conditions as heretofore described. In no event whatsoever shall the Executive have any right, claim, or interest of any kind whatsoever in any future payments of such benefits and such payments shall accrue and be payable only as provided hereinabove.

ARTICLE IV

Confidential Information/Noncompetition

4.1 Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential and proprietary information, business documents, technical information, and all knowledge or data relating to the Company and its businesses, finances and investments which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). This shall include, without limitation, both written and unwritten information relating to operations; business planning and strategies; finance; accounting; personnel, salaries and management; customer names, addresses and contracts; costs of providing products and service; operating and maintenance costs; and pricing matters. Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

4.2 Protection of Business/Non-Competition. During such time as Executive is receiving payments under this Agreement (whether or not Executive continues to be employed by the Company), the Executive will not (i) directly or indirectly, alone, in association with or as a principal, agent, partner, officer, director or employee of any other organization, engage in a business which directly competes with the current business ventures of the Company; (ii) solicit any officer or employee (other than secretarial staff) of the Company to become employed by an entity which engages in a business that competes with the business ventures of the Company. If, at any time, the provisions of this Section 4.2 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to geographic area, duration or scope of activity, this Section 4.2 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by an arbitrator or a court having jurisdiction over the matter; and Executive agrees that this Section 4.2 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. The parties agree that the geographic area, duration and scope of activity for which the covenant not to compete set forth in this Section 4.2 is to be effective, are reasonable. For purposes of this Section 4.2 and Section 4.1 above, the term “Company” shall also include its parent or any of its subsidiaries.

4.3 Continued Litigation Assistance. The Executive will continue to cooperate with and assist the Company and its representatives and attorneys as requested with respect to any litigation, arbitrations or other dispute resolutions by being available for interviews, depositions and/or testimony in regard to any matters in which he is or has been involved or with respect to which he has relevant information. The Company will reimburse the Executive for any reasonable business expenses he may incur in connection with this obligation.

4.4 Preserving Company Name. The Executive will not at any time in the future defame, disparage or make statements which could embarrass or cause harm to the Company’s name and reputation or the names and reputation of any of its officers, directors or representatives.

4.5 Forfeiture. Retention by the Executive of or the obligation of the Company to make any payments under this Agreement shall be contingent on the Executive’s on-going compliance with the Executive’s obligations under this Agreement, including the Executive’s commitments in this Article IV. Breach of the Executive’s obligations under this Agreement at any time in the future shall entitle the Company to forfeit all payments to be made or benefits provided under this Agreement.

ARTICLE V

Miscellaneous

5.1 Successors and Binding Effect.

(a) Successor Must Assume Agreement. The Company will require any successor (whether direct or indirect, by merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Binding Effect. This Agreement shall inure to the benefit of and be enforceable upon the Company and its successors and the Executive, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5.2 Applicable Law. Except as provided in Section 5.4 and/or as preempted by ERISA through Article VI or elsewhere herein, this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws which might invoke the substantive law of another jurisdiction.

5.3 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At his last known address evidenced on the Company’s payroll records.

If to the Company:

BancFirst

Attn: David Rainbolt

101 North Broadway

Oklahoma City OK 73102-7103

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

5.4 Arbitration. Executive agrees that Executive’s employment, including separation, and this Agreement relate to interstate commerce, and that subject to and following exhaustion of the Executive’s rights and obligations with respect to administration and claims procedures under Article VI, any disputes, claims or controversies between Executive and the Company which may arise out of or relate to this Agreement shall be settled by arbitration. Nothing in this Agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting ongoing breaches of the Executive’s obligations under Article IV pending arbitration of the Agreement. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s).

5.5 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings which involve the providing of supplemental retirement benefit from a non-qualified deferred compensation plan, and any such prior agreements and understandings are cancelled by the execution of this Agreement. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties.

5.6 Amendment. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by all parties to this Agreement, or, in the case of a waiver, by the party waiving compliance therewith, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

5.7 Enforceability. Should any provision of this Agreement be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

5.8 Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

5.9 Headings. All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.

ARTICLE VI

Administration

6.1 Allocation of Responsibility for Administration. The Company shall have the authority to interpret and construe the Agreement, and determine all questions arising under the Agreement in its sole discretion. Any interpretation, decision or determination made by the Company shall be final, binding and conclusive.

6.2 Claims Procedure. The Company shall make all determinations as to the right of any Executive or his Surviving Spouse (or designated beneficiary) to a Supplemental Retirement Income. If any request for a payment is wholly or partially denied, the Company shall notify the person requesting the payments, in writing, of such denial, including in such notification the following information:

(a) the specific reason or reasons for such denial;

(b) the specific references to the pertinent Agreement provisions upon which the denial is based;

(c) a description of any additional material and information which may be needed to clarify the request, including an explanation of why such information is required; and

(d) an examination of this Agreement’s review procedure with respect to denial of benefits.

Provided, that any such notice to be delivered to any Executive or Surviving Spouse (or designated beneficiary) shall be mailed by certified or registered mail and shall be written to the best of the Company’s ability in a manner that may be understood without legal counsel.

6.3 Review Procedure. Any Executive or Surviving Spouse (or designated beneficiary) whose claim has been denied in accordance with Section 6.2 herein may appeal to the Company for review of such denial by making a written request therefor within 60 days of receipt of the notification of such denial, and such Executive or Surviving Spouse (or designated beneficiary) may examine documents pertinent to the review and may submit to the Company written issues and comments. Within 60 days after receipt of the request for review, the Company shall communicate to the claimant, in writing, its decision, and the communication shall set forth the reason or reasons for the decision and specific reference to those Agreement provisions upon which the decision is based. The decision of the Company shall be final and conclusive absent the Company committing an abuse of its discretion, as determined by arbitration.

6.4 Exhaustion of Administrative Remedies and Claims Procedure. Exhaustion of the administrative remedies and the claims procedures under this Article VI shall be a legal prerequisite to any claim or defense brought, raised or pursued by the Executive pursuant to Section 5.4.

DATED the day and year first above written.

“COMPANY”	BANCFIRST

	By:	/s/ Randy Foraker
Randy Foraker, Treasurer

“EXECUTIVE”	/s/ Darryl Schmidt